Exhibit 99.1
AGREEMENT FOR PURCHASE AND SALE
STONE ENERGY CORPORATION
AS SELLER
AND
NEWFIELD EXPLORATION COMPANY
AS BUYER

Exhibits
Exhibit A — Leases, Wells, Facilities, Contracts and Permits
Exhibit B — Excluded Assets
Exhibit C — Allocated Values
Exhibit C-1 — Field Allocated Values
Exhibit D — Form of Assignment
Exhibit E — Assumed Obligations
Exhibit F — Future Wells and Future Locations
Exhibit G — Form of Title Indemnity Agreement
Schedules
Schedule 4.07 — Certain Agreements
Schedule 5.01(c) — Consents
Schedule 5.01(f) — Litigation
Schedule 5.01(p) — AFEs
Schedule 5.01(r) — Preferential Purchase Rights
Schedule 5.01(s) — Imbalances
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AGREEMENT FOR PURCHASE AND SALE
     This Agreement for Purchase and Sale (this “Agreement”) is made and entered into this 13th day of May, 2007, by and between Stone Energy Corporation, a Delaware corporation (“Seller”), and Newfield Exploration Company, a Delaware corporation (“Buyer”). Buyer and Seller are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”
W I T N E S S E T H:
     WHEREAS, Seller is the owner of the Assets (as hereinafter defined); and
     WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets, all upon the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Affiliate” means any Person that, directly or indirectly, through one or more entities, controls or is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.
     “Assignment” shall have the meaning given that term in Section 8.03(a).
     “Buyer Indemnitees” shall have the meaning given that term in Section 11.03.
     “Claims” means all claims, suits, demands, causes of action, liabilities, losses, damages, costs and expenses of any kind or character (including, without limitation, court costs and reasonable attorneys’ fees).
     “Closing” shall have the meaning given that term in Section 8.01.
     “Closing Date” shall have the meaning given that term in Section 8.01.
     “Closing Deadline” means June 22, 2007.
     “DOJ” shall mean the Department of Justice.
     “Documents” means all files, documents, books, records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including, but not limited to financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date.
     “Environmental Laws” means applicable federal and state statutes and regulations and applicable local statutes, regulation and/or ordinances (in each case, as the same have been amended), to protect human health and the environment, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act and the Oil Pollution Act of 1990.
     “Environmental Report” means that certain Environmental Assessment of Stone Energy Corporation, Rocky Mountain Assets, prepared by E. Vironment, March 2007.
     “FTC” shall mean the Federal Trade Commission.
     “Future Location” shall mean each drilling location identified on Exhibit F for a well to be drilled in the future, subject to any restriction to a formation set forth on such Exhibit F with respect to such location.
     “Future Well” shall mean a well to be drilled in the future upon a Future Location and identified on Exhibit F, which well (for the purposes of determining Defensible Title thereto and any Title Defects associated therewith pursuant to this Agreement) shall be treated as if such well had been drilled and completed and was in existence at or prior to the date of this Agreement.
     “Governmental Authority” means any federal, tribal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or non-commercial instrumentality, domestic or foreign, including the United States, the state, county, city and political subdivisions in which the Assets are located or that exercises jurisdiction over any of the Assets, and any agency, department, commission, board, bureau or instrumentality or any of them that exercises jurisdiction over any of the Assets.
     “HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Hydrocarbons” means oil, gas, distillate, condensate, casinghead gas or other liquid or vaporous hydrocarbons, or other minerals.
     “Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the percentage of production from the relevant Well to which Seller is entitled.
     “Lowest Cost Response” means the response allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Assets) as compared to any other response that is consistent with Environmental Laws.

     “Material Adverse Effect” means a material adverse effect on the use, ownership or operation of the Assets, taken as a whole, or an occurrence or condition that materially hinders or impedes the consummation of the transactions contemplated by this Agreement.
     “Material Contract” means the following (excluding any Leases and any joint operating agreement):
(a) any Contract that can reasonably be expected to result in aggregate payments by Seller with respect to the Assets of more than $500,000 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
(b) any Contract that can reasonably be expected to result in aggregate revenues to Seller with respect to the Assets of more than $500,000 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
(c) any transportation, processing, refining or similar Contract with respect to Hydrocarbons that is not terminable without penalty on 60 days or less notice;
(d) any indenture, mortgage, loan, note, credit or sale-leaseback or similar Contract by which the Assets are subject (whether Seller is the borrower, lender or guarantor) and all related security agreements or similar agreements associated therewith unless such Assets are to be released from such Contracts on or before the Closing;
(e) any Contract with Seller or an Affiliate of Seller that will not be terminated prior to Closing; and
(f) any Contract pursuant to which Hydrocarbons from the Assets are sold that is not terminable without penalty on 60 days or less notice.
     “Non-Indemnified Obligations” means all of the Assumed Obligations described in subsections (i) through (iv) of Section 11.01 hereof.
     “Overhead Costs” means the amount representing office overhead obtained by multiplying $20,000/day by the number of days elapsing between February 1, 2007 and the Closing Date.
     “Permitted Encumbrances” means any of the following:
     (a) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents that create or reserve to Seller its interests in any of the Assets to the extent that such agreements, instruments and documents do not operate to reduce the Net Revenue Interests of Seller (as set forth in Exhibit A or Exhibit F hereto, as applicable) or increase the Working Interests of Seller (as set forth in Exhibit A or Exhibit F hereto, as applicable) without a proportionate increase in the Net Revenue Interest of Seller;

     (b) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) materialman’s, mechanics,’ repairman’s, employees,’ contractors,’ operators’ or other similar liens or charges for liquidated amounts arising in the ordinary course of business (x) that Seller has agreed to assume or pay pursuant to the terms hereof, (y) for which Seller is responsible for paying or releasing at Closing, or (z) for which Buyer has agreed to assume or pay pursuant to the terms hereof;
     (c) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;
     (d) any liens or security interests created by law or reserved in oil and gas leases for royalties, bonuses or rentals, or created to secure compliance with the terms of the agreements, instruments and documents that create or reserve to Seller its interests in the Assets;
     (e) any obligations or duties affecting the Assets to any municipality or public authority with respect to any franchise, grant, license or permit, and all applicable laws, rules, regulations and orders of any Governmental Authority;
     (f) any (i) easements, rights of way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines or the like, and (ii) easements for pipelines, telephone lines, power lines and other similar rights of way, on, over or in respect of property owned or leased by Seller or over which Seller owns rights of way, easements, permits or licenses;
     (g) all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time that do not operate to reduce the Net Revenue Interests of Seller (as set forth in Exhibit A or Exhibit F hereto, as applicable) or increase the Working Interests of Seller (as set forth in Exhibit A or Exhibit F hereto, as applicable) without a proportionate increase in the Net Revenue Interest of Seller;
     (h) preferential rights to purchase or similar agreements;
     (i) third party consents to assignments or similar agreements;
     (j) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein;
     (k) all Contracts, including all production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that are ordinary and customary in the oil and gas exploration, development or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom, (in each case) that do not operate to reduce the Net Revenue Interests of Seller (as set forth in Exhibit A or Exhibit F hereto, as applicable) or increase the Working Interests of Seller (as set forth in Exhibit A or Exhibit F hereto, as applicable) without a proportionate increase in the Net Revenue Interest of Seller;
     (l) all defects and irregularities affecting the Assets that individually or in the aggregate do not operate to reduce the Net Revenue Interests of Seller (as set forth in Exhibit A or Exhibit F hereto, as applicable), increase the Working Interests of Seller (as set forth in Exhibit A or Exhibit F hereto, as applicable, without a proportionate increase in the Net Revenue Interest of Seller) or otherwise interfere materially with the operation, value or use of the Assets, taken as a whole; and
     (m) any indenture, mortgage, loan, note, credit or sale-leaseback or similar Contract by which the Assets are subject (whether Seller is the borrower, lender or guarantor) and all related security agreements or similar agreements associated therewith so long as such Assets are released from such Contracts on or before the Closing.
     “Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.
     “Proration Unit” means, for any Subject Well (i) the acreage unit size as shown in the pooling or unit designation for such Subject Well filed in the real property records in the county in which such Subject Well is located, or if no such designation is filed, as permitted with the state regulatory agency (or as shown on the issued well permit) for such Subject Well; provided that if no such acreage size is provided pursuant to any of the foregoing, then “Proration Unit” means, for any Subject Well, the minimum acreage unit size permitted by applicable law for such Subject Well and (ii) the producing formation or targeted producing formation for such Subject Well.
     “Retention Percentage” means, the fraction, expressed as a percentage, having as a numerator the aggregate of the Allocated Values of all Removed Assets, and having as a denominator the Purchase Price.
     “Seller Indemnitees” shall have the meaning given that term in Section 11.02.
     “Subject Well” means a Well or a Future Well, as the context requires.
     “Title Benefit” means any right, circumstance or condition that operates to increase (a) the Net Revenue Interest of the Seller in any Subject Well above that shown on Exhibit A or Exhibit F hereto, as applicable, throughout the productive life of such Subject Well, to the extent not causing a greater than proportionate increase in Seller’s Working Interest in such Subject Well above that shown in Exhibit A or Exhibit F hereto, as applicable, or (b) the number of the working interest net acres to which Seller is entitled with respect to any Undeveloped Acreage to an amount greater than the working interest net acres set forth therefor on Exhibit A Part 1 “Gross/Net Acres Re-Cap”.
     “Title Defect Amount” means, for a given Title Defect, the adjustment to the Purchase Price determined in accordance with Section 4.04(b), if any.
     “to the best of Seller’s knowledge” or “to the best of Buyer’s knowledge” means to the actual knowledge of Seller’s or Buyer’s (as applicable) officers and managers.
     “Undeveloped Acreage” means the undeveloped working interest acreage in the prospects described in Exhibit A Part I “Leases Gross/Net WI Acres Re-Cap” excluding therefrom, however, any Well or Future Well located or to be located thereon and the Proration Unit existing (or to be formed) for such Well or Future Well.
     Section 1.02 Interpretation. As used in this Agreement, unless the context otherwise requires, the term “including” and its syntactical variants means “includes but is not limited to.” The headings and captions contained in this Agreement have been inserted for convenience only and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions hereof. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other. All references herein to “Sections” and “Articles” in this Agreement shall refer to the corresponding section and article of this Agreement unless specific reference is made to such sections of another document or instrument. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any agreement or instrument shall refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument.
ARTICLE II
ASSETS
     Section 2.01 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and convey to Buyer the Assets. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date but effective as of 7:00 a.m. local time on February 1, 2007 (the “Effective Time”). Subject to the other provisions of this Agreement, (a) Seller shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds), and shall be subject to the duties and obligations of such ownership, attributable to the Assets for any periods of time prior to the Effective Time, and (b) Buyer shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds), and shall be subject to the duties and obligations of such ownership, attributable to the Assets for any periods of time from and after the Effective Time.

     Section 2.02 Assets. Subject to Section 2.03, the term “Assets” shall mean all of Seller’s right, title and interest in and to:
     (a) the oil, gas and mineral leases and any mineral fee interest described in Exhibit A — Part 1 hereto, including lands pooled, unitized or communitized therewith (collectively the “Leases”), together with any overriding royalty interests described in Exhibit A — Part 1;
     (b) the oil and gas wells located upon the lands covered by the Leases or pooled or unitized therewith, including as listed in Exhibit A — Part 2 (collectively, the “Wells”);
     (c) the water source wells, injection wells, tubular goods, well equipment, lease equipment, production equipment, pipelines, inventory, vehicles and all other personal property, fixtures and facilities appurtenant to and used solely in connection with the Leases or the Wells, including as listed in Exhibit A — Part 3 (collectively, the “Facilities”);
     (d) the Hydrocarbons produced from or attributable to the Leases or Wells from and after the Effective Time, and all such Hydrocarbons produced prior to the Effective Time and in storage prior to sale, upstream of the sales metering point or within processing plants as of the Closing Date;
     (e) all contracts, agreements and leases to the extent solely related to the Assets, including the contracts, agreements and leases listed in Exhibit A — Part 4 (collectively, the “Contracts”);
     (f) the environmental permits described in Exhibit A — Part 5;
     (g) all books, records, files (including, without limitation, lease files, well files, division order files, and gas sales, gathering and processing files), muniments of title, title opinions, reports and similar documents and materials held and used solely in connection with the Leases, Wells or Facilities, but excluding any of the foregoing to the extent that (1) transfer is restricted by third-party agreement or applicable law, and (2) Seller is unable to obtain, using commercially reasonable efforts, a waiver of, or otherwise satisfy, such transfer restriction (provided that Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such rights in order to obtain any necessary consent or waiver) (subject to such exclusion, collectively, the “Files”);
     (h) all well logs, gravitational data, and geological, seismic and other geophysical data or information (in each case) attributable to the Leases or the lands covered thereby, to the extent that Seller has the right to transfer same to Buyer without the payment of any fee, penalty or other consideration but excluding any of the foregoing to the extent that (1) transfer is restricted by third-party agreement or applicable law, and (2) Seller is unable to obtain, using commercially reasonable efforts, a waiver of, or otherwise satisfy, such transfer restriction (provided that Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such rights in order to obtain any necessary consent or waiver); and
     (i) all applications, inspection reports, environmental impact statements, assessments, studies, permits, licenses, orders, consents, notices, correspondence and other statements and instruments (in each case) pertaining to environmental matters and requirements that have been filed with or supplied to or by any Governmental Authority in connection with the Assets and that are in the possession or under the control of Seller or any of its Affiliates, (in each case) to the extent that Seller has the right to transfer same to Buyer without the payment of any fee, penalty or other consideration but excluding any of the foregoing to the extent that (1) transfer is restricted by third-party agreement or applicable law, and (2) Seller is unable to obtain, using commercially reasonable efforts, a waiver of, or otherwise satisfy, such transfer restriction (provided that Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such rights in order to obtain any necessary consent or waiver).
     Section 2.03 Excluded and Reserved Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby, the Excluded Assets. The “Excluded Assets” shall mean:
     (a) all corporate, financial, tax and legal records of Seller that relate to Seller’s business generally, that do not relate to the Assets or that relate to the following Excluded Assets, together with a duplicate copy (digital or otherwise) of all Files;
     (b) any accounts receivable or accounts payable accruing before the Effective Time;
     (c) all Hydrocarbons produced from or attributable to the Leases or Wells with respect to any periods of time prior to the Effective Time and not in storage prior to sale, upstream of the sales metering point or within processing plants as of the Closing Date, and all proceeds attributable thereto;
     (d) all refunds of costs, taxes or expenses borne by Seller or Seller’s predecessor in title attributable to any periods or time prior to the Effective Time;
     (e) all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from or attributable to the Leases or Wells, including without limitation settlement of take-or-pay disputes, insofar as said proceeds are attributable to any periods of time prior to the Effective Time;
     (f) all area-wide permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;
     (g) all rights, titles, claims and interests of Seller or its Affiliates to or under any policy or agreement of insurance or any insurance proceeds, or to or under any bond or bond proceeds;

     (h) except as is provided in Section 2.1 of the Assignment, all rights and claims relating to the Assets and attributable to periods prior to the Effective Time;
     (i) all patents, patent applications, logos, service marks, copyrights, trade names or trademarks of or associated with Seller or its Affiliates or their business;
     (j) all privileged attorney-client communications, files or records (other than title opinions);
     (k) all materials, information and analyses developed or prepared in connection with marketing the Assets, including presentations, valuations and bidder lists, and all communications with marketing advisors;
     (l) all right, title and interest of Seller in and to any properties (including any oil and gas leases, any mineral rights and any other property relating thereto) located within, or covering lands located within, Carbon County, Wyoming, other than those Leases and any associated Assets described on Exhibit A, Part 1 for the Filmore prospect (as such prospect is identified in the lower right hand corner of such Exhibit);
     (m) the rights, titles or interests described in Exhibit B or otherwise expressly retained hereunder; and
     (n) any matter required to be excluded pursuant to the provisions of subsections (g) and (h) under the definition of Assets.
ARTICLE III
CONSIDERATION
     Section 3.01 Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Seller of the sum of $575,000,000 (the “Purchase Price”) as adjusted pursuant to this Agreement (the “Adjusted Purchase Price”). The Adjusted Purchase Price shall be paid by Buyer to Seller at the Closing by means of a completed wire transfer to the account of Seller as designated by Seller to Buyer in writing prior to the Closing.
     Section 3.02 Allocated Values. As of the date hereof, the Purchase Price is allocated among the fields, acreage (including Undeveloped Acreage) and physical assets (other than Wells) included in the Assets in the amounts set forth in Exhibit C-1. On or before 6 p.m. CDT on May 16, 2007, Buyer shall deliver to Seller a revised Exhibit C setting forth the Purchase Price allocated among the Wells and the Future Wells set forth on Exhibit C (as well as any additional Future Well to which Buyer desires to allocate value), physical assets (other than Wells) and the Undeveloped Acreage for each prospect described on such Exhibit (which value allocation shall be determined by Buyer using its reasonable judgment, shall be derived from Buyer’s allocated values provided on Exhibit C-1 and the total allocations per field shall not vary from the allocation for such field set forth on Exhibit C-1 by greater than 10%). The term “Allocated Values” as used in this Agreement shall mean the allocated values set forth in the revised Exhibit C delivered by Buyer to Seller pursuant to this Section 3.02. The Parties acknowledge that Seller is not making any representation or warranty, nor shall the Title Defect mechanism set forth is Article 4 cover, any working interest, net revenue interest or number of acres set forth in the current or revised Exhibit C (it being understood by the Parties that, for purposes of the Title Defect mechanism the Parties shall rely on the working interests, net revenues interests and number of working interest net acres described in Exhibit A and Exhibit F).
ARTICLE IV
TITLE MATTERS
     Section 4.01 Title Examination Period and Contractual Special Warranty.
     (a) Commencing on the date following the date upon which Buyer delivers to Seller the revised Exhibit C pursuant to Section 3.02 (the “Title Examination Period”), Seller shall, subject to Section 6.01 (i) permit Buyer and/or its representatives to examine, at all reasonable times in Seller’s offices, all non-confidential and non-proprietary abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements (including, without limitation, the Contracts) pertaining to the Assets insofar as same may now be in existence and in the possession of Seller, and (ii) subject to third party operator approval, permit Buyer and its representatives, at reasonable times and at Buyer’s sole risk, cost and expense, to conduct reasonable inspections of the Assets (other than environmental inspections which are covered by Section 4.11 hereof).
     (b) If the Closing occurs, then effective as of the Closing Date, Seller warrants title to the Assets unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller, but not otherwise, subject, however, to the Permitted Encumbrances; provided, however, that, except with respect to any liability of Seller for any claim asserted in writing by Buyer to Seller in accordance with Section 4.01(c) not later than six months after the Closing Date (the “Special Warranty Period”) for breach of such special warranty, such special warranty shall cease and terminate at the end of such Special Warranty Period. No warranty of title shall be contained in the Assignment. Said special warranty of title shall be subject to the further limitations and provisions of Section 4.01(c) and Section 4.06.
     (c) With respect to any recovery by Buyer on the special warranty of title set forth in Section 4.01(b), the following shall apply:
     (i) Prior to the expiration of the Special Warranty Period, Buyer shall furnish Seller a notice meeting the requirements of Section 4.03 setting forth any matters which Buyer intends to assert as a breach of Seller’s special warranty in Section 4.01(b). For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no further liability for, any breach of Seller’s special warranty that Buyer fails to assert in accordance with the forgoing prior to the expiration of the Special Warranty Period. Seller shall have a reasonable opportunity, but not the obligation, to cure any condition resulting in the alleged breach of Seller’s special warranty to title asserted by Buyer pursuant to this

Section 4.01(c)(i). Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such condition giving rise to such alleged breach.
     (ii) For purposes of Seller’s special warranty of title, the value of the Assets affected by such condition giving rise to an alleged breach of such special warranty of title shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on Seller’s special warranty of title shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the condition giving rise to such breach of Seller’s special warranty of title as a Title Defect prior to Closing pursuant to Section 4.03, taking into account the limitations set forth in Section 4.06.
     Section 4.02 Title Defects. An Asset shall be deemed to have a “Title Defect” if Seller has less than Defensible Title that is reasonably estimated to (i) require an expenditure in excess of $25,000 to remedy; or (ii) that is reasonably anticipated to reduce the value of such Assets by an amount in excess of $25,000. For purposes of this Agreement, the term “Defensible Title” means that subject to and except for the Permitted Encumbrances:
     (a) with respect to any Subject Well, Seller is (i) entitled to receive not less than the percentage set forth in Exhibit A or Exhibit F hereto, as applicable, as the “NRI” or “Net Revenue Interest” for a given Subject Well of all Hydrocarbons produced, saved and marketed from such Subject Well, all without reduction, suspension or termination of such interest throughout the duration of the life of such Subject Well, except as specifically set forth in Exhibit A or Exhibit F hereto, as applicable, and (ii) obligated to bear the percentage of the costs and expenses relating to the maintenance, development and operation of such Subject Well not greater than the “WI” or “Working Interest” for such Subject Well shown in Exhibit A or Exhibit F hereto, as applicable (other than in connection with a corresponding increase in Net Revenue Interest), without increase throughout the duration of the life of such Subject Well, except as specifically set forth in Exhibit A or Exhibit F hereto, as applicable;
     (b) with respect to any Undeveloped Acreage, Seller’s ownership thereof entitles it to the working interest net acres reflected therefor in Exhibit A Part 1 “Gross/Net Acres Re-Cap”; and
     (c) the title of Seller in the Assets is free and clear of all material liens, encumbrances and defects.
     Notwithstanding the foregoing, the loss of or reduction of interest in any Subject Well or Lease following the Effective Time due to (x) any election or decision made by Seller in accordance with applicable joint operating agreements, or (y) expiration of the primary or secondary term of any lease, shall not constitute a Title Defect.
     Section 4.03 Notice of Title Defects. If Buyer discovers any Title Defect, Buyer shall immediately notify Seller thereof, and in any event prior to the expiration of the Title Examination Period. To be effective, such notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Assets affected thereby, (iii) the value of the Assets subject to the alleged Title Defect(s) (which shall be the Allocated Value thereof, if specified, or based upon the Allocated Value of the affected Asset(s)), (iv) documentation sufficient to reasonably support the asserted Title Defect(s) and (v) the amount by which Buyer reasonably believes the value of the affected Assets are reduced by the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based. Subject to Buyer’s rights with respect to the special warranty of title set forth in Section 4.01(b) above, any matters that may otherwise constitute Title Defects but that are not specifically disclosed to Seller in accordance with the foregoing prior to the expiration of the Title Examination Period shall be deemed to have been waived by Buyer.
     Section 4.04 Remedies for Title Defects. Seller shall have the option, but not the obligation, to attempt to cure any Title Defect. In the event that any Title Defect is not cured on or before Closing, Seller may, at its sole election:
     (a) indemnify Buyer against all liability, loss, cost and expense resulting from such Title Defect (in an amount not to exceed the Allocated Value the Asset that is subject to such Title Defect) pursuant to the form of Title Indemnity Agreement set forth in Exhibit G hereto, in which event the Parties shall proceed to Closing and the Assets that are subject to such Title Defect shall be conveyed by Seller to Buyer subject to such Title Defect, with no payment or settlement at the Closing as a result of such Title Defect and no reduction or adjustment to the Purchase Price;
     (b) credit Buyer pursuant to Section 8.02(b)(ii), and subject to Section 4.06, with the cost to cure such Title Defect agreed upon by Seller and Buyer (which agreement Buyer and Seller shall use good faith efforts to reach) or the such other amount agreed upon by Seller and Buyer (which agreement Buyer and Seller shall use good faith efforts to reach) as being the amount of the proportionate reduction in the value of such Assets resulting from such Title Defect (provided that (i) in the event that such Title Defect is the result of a discovery by Buyer that Seller owned, as of the Effective Time, a Net Revenue Interest in a Subject Well that is less than the Net Revenue Interest for such Subject Well set forth on Exhibit A or Exhibit F hereto, as applicable, then Buyer and Seller agree that the proportion of reduction to the Purchase Price shall be equal to the product of the Allocated Value for such Subject Well and the percentage reduction in such Net Revenue Interest as a result of such Title Defect, and (ii) in the event that such Title Defect is the result of a discovery by Buyer that Seller owned, as of the Effective Time, fewer working interest net acres of the Undeveloped Acreage than the working interest net acres reflected therefor in Exhibit A Part 1 “Gross/Net Acres Re-Cap”, then Buyer and Seller agree that the proportion of reduction to the Purchase Price shall be equal to the product of the Allocated Value for such Undeveloped Acreage, as applicable, and the percentage reduction in such working interest net acres as a result of such Title Defect), in which event the Parties shall proceed to the Closing and the Assets that are subject to such Title Defect shall be conveyed by Seller to Buyer subject to such Title Defect and Buyer shall pay to Seller the Purchase Price as so adjusted; or

     (c) retain the Assets subject to such Title Defect and reduce the Purchase Price by an amount equal to the Allocated Value (or portion thereof allocable thereto) of such Assets, in which event the Parties shall proceed to the Closing and the Assets that are subject to such Title Defect shall be retained by Seller and Buyer shall pay to Seller the Purchase Price as so adjusted.
If Seller has elected pursuant to clause (b) above to reduce the Purchase Price by an agreed amount with respect to such Title Defect, but Buyer and Seller have failed to agree on such Title Defect Amount by the then scheduled Closing Date, then Seller shall elect to proceed with respect to such Title Defect under clause (a) or (c) above. In addition to the foregoing remedies, if the sum of all Title Defect Amounts, net of all Title Benefit Amounts, exceeds 10% of the Purchase Price, either Party shall have the right to terminate this Agreement.
     Section 4.05 Title Benefits. Should either Party discover any Title Benefit on or before the end of the Title Examination Period, Seller shall have the right, and Buyer shall have the obligation, to notify the other Party thereof on or before the end of the Title Examination Period, which notice shall include (i) a description of the Title Benefit, (ii) the Assets affected, (iii) the Allocated Value of the Assets subject to the alleged Title Benefit(s), (iv) documentation sufficient to reasonably support the asserted Title Benefit(s) and (v) the amount by which the asserting Party reasonably believes the Allocated Value of the affected Assets are increased by the alleged Title Benefit(s) and the computations and information upon which such Party’s belief is based. With respect to each Subject Well affected by Title Benefits reported under this Section 4.05 (or which should have been reported by Buyer under this Section 4.05), the Purchase Price shall be increased by an amount equal to the product of the Allocated Value of the affected Subject Well multiplied by a fraction, the numerator of which is the actual Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit A or Exhibit F hereto, as applicable, and with respect to each Undeveloped Acreage, the Purchase Price shall be increased by an amount equal to the product of the Allocated Value for such Undeveloped Acreage multiplied by a fraction, the numerator of which is the actual working interest net acres for such Undeveloped Acreage and the denominator of which is the working interest net acres set forth on Exhibit A Part 1 “Gross/Net Acres Re-Cap” therefor (each of such amounts, the “Title Benefit Amount”).
     Section 4.06 Limitations. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies available to Buyer for Title Defects if the sum of all Title Defect Amounts, net of all Title Benefit Amounts, does not exceed $1,000,000, (ii) in the event that the sum all Title Defect Amounts, net of all Title Benefit Amounts, exceeds $1,000,000, then any adjustments to the Purchase Price or other remedies provided by Seller pursuant to Section 4.05 shall be applicable only to the portion thereof that exceeds $1,000,000 and (iii) subject to Buyer’s rights with respect to the special warranty of title set forth in Section 4.01(b) above, Section 4.04 (as limited by this Section 4.06) shall, to the fullest extent permitted by applicable law, be the exclusive right and remedy of Buyer with respect to any Title Defect, any other title matter related to the Assets or Seller’s breach of Section 6.02 during the Title Examination Period and Buyer waives any and all other rights, rights at law or in equity with respect thereto.

     Section 4.07 Preferential Rights To Purchase. Seller shall use its reasonable commercial efforts, but without any obligation to incur any cost or expense in connection therewith, to comply with all preferential right to purchase or similar rights relative to the sale of any of the Assets prior to the Closing set forth in Schedule 5.01(r) (the “Subject Preferential Rights”) but shall have no such obligation with respect to those agreements described in Schedule 4.07, if applicable. Seller shall deliver (by mail) notice of the transfer of any Asset subject to such Subject Preferential Rights in accordance with the applicable Contracts to the holders of such Subject Preferential Rights on or before the 5th business day following the date upon which Buyer delivers to Seller the revised Exhibit C pursuant to Section 3.02. Seller shall promptly notify Buyer if any Subject Preferential Right is exercised or if the requisite period has elapsed without said right having been exercised. If a third party who has been offered an interest in any Asset pursuant to a Subject Preferential Right elects prior to the Closing to purchase all or part of such Asset pursuant to the aforesaid offer, the Asset or part thereof so affected will be eliminated from the Assets, the Purchase Price will be reduced by the Allocated Value attributable thereto and the Parties shall proceed to the Closing. Otherwise the Assets shall be conveyed to Buyer at Closing subject to any preferential right to purchase or similar right applicable to the transactions that has not been waived. If a third party elects to purchase all or a part of an interest in any Asset pursuant to a preferential right to purchase or similar right applicable to the transactions after the Closing Date, Buyer shall be obligated to convey said interest to such third party and shall be entitled to the consideration for the sale of such interest.
     Section 4.08 Consents to Assignment. Seller shall use reasonable commercial efforts, but without any obligation to incur any cost or expense in connection therewith, to obtain prior to Closing all consents set forth in Schedule 5.01(c). Seller shall deliver (by mail) requests for such consents to the holders thereof on or before the 5th business day following the date upon which Buyer delivers to Seller the revised Exhibit C pursuant to Section 3.02. If any such consent remains un-obtained and un-waived (by the passage of time or otherwise) as of the Closing, Seller shall have the right to elect to either (i) consider Seller to have less than Defensible Title with respect to such Asset and with such Asset being subject to the provisions of this Agreement for Assets with less than Defensible Title (and any Title Defect Amount being equal to the Allocated Value of such Asset), or (ii) treat such consent as a consent typically obtained after Closing with such Asset being subject to the provisions of Section 4.09 (other than the first sentence thereof).
     Section 4.09 Post-Closing Consents. At the Closing, Seller shall execute and deliver to Buyer such assignments of Leases by Governmental Authorities as require consent to assignment that are typically obtained after Closing, on the forms required by such Governmental Authorities having jurisdiction thereof in addition to the assignment of such Leases pursuant to the Assignment, and Buyer shall pay to Seller, as part of the Purchase Price, the Allocated Value attributable to such Leases. With respect to unobtained consents to assignment for which Seller makes an election pursuant to Section 4.08(ii), the Assets affected thereby shall not be covered by the Assignment but Seller shall hold title to the affected Assets as Buyer’s nominee and Buyer shall pay to Seller, as part of the Purchase Price, the Allocated Value of such affected Assets. Seller and Buyer will use reasonable commercial efforts after Closing to obtain all such unobtained consents to assignment (including such consents from Governmental Authorities typically obtained after Closing), but Seller shall have no obligation to incur any costs or expenses in connection therewith. Until all of such unobtained consents are obtained, Seller shall continue to hold title to the affected Assets as nominee for Buyer. If any such consent is finally denied, then Seller, at its sole option, may elect:
     (a) to continue to hold title to the affected Assets as Buyer’s nominee pursuant to a nominee agreement containing the terms described in this Section 4.09, or
     (b) to retain the affected Assets subject to such denied consent.
     In the event Seller elects the option set forth in Section 4.09(b), then on or before the 30th day following such election, (i) Buyer shall deliver to Seller all proceeds of production (net of all expenses, expenditures, capital expenses, royalties and other costs of operation incurred or paid by Buyer, but excluding mortgage interest and any burdens or encumbrances created by Buyer, all of which shall be released prior to any payment to Seller pursuant to Section 4.09(b)) attributable to the affected Assets from the Effective Time to the date of reassignment of such Assets from Buyer to Seller, (ii) Seller shall reimburse to Buyer the Allocated Value paid to Seller as part of the Purchase Price at the Closing for such affected Assets and (iii) Buyer shall execute any and all conveyances or other instruments necessary or desirable to fully vest title to such Assets in Seller and to otherwise accomplish the foregoing as requested by Seller.
     Section 4.10 Allocation of Assumed Obligations and Overhead Costs. It being acknowledged and agreed that the Overhead Costs and Assumed Obligations are part of the consideration for the acquisition of the Assets, in the event any Assets are permanently removed from the transaction pursuant to Section 4.04(c), Section 4.07, Section 4.09 or Section 4.14(b) (the “Removed Assets”), (a) Overhead Costs payable by Buyer at Closing shall be reduced by the Retention Percentage allocable to the Removed Assets, and (b) Assumed Obligations specifically allocable solely to a Removed Asset pursuant to Exhibit E, shall be deemed eliminated from the definition of Assumed Obligations.
     Section 4.11 Environmental Examination Period. Commencing on the date following the date upon which Buyer delivers to Seller the revised Exhibit C pursuant to Section 3.02 and ending on June 22, 2007 (the “Environmental Examination Period”), Seller shall, subject to third party operator and surface owner approval (which, upon Buyer’s request, Seller shall use its commercially reasonable effort to obtain but without any obligation to incur any cost or expense in connection therewith) and the provisions of 6.01 hereof, permit Buyer and its representatives, at reasonable times and at Buyer’s sole risk, cost and expense, to conduct reasonable environmental inspections of the Assets.
     Section 4.12 Environmental Defect. An Asset shall be deemed to have an “Environmental Defect” if Buyer discovers that it is subject to a condition constituting a violation of Environmental Laws with respect to which the Lowest Cost Response therefor is reasonably estimated to require an expenditure in excess of $100,000. Notwithstanding the foregoing or anything else herein to the contrary, Buyer shall not be entitled to assert as a Environmental Defect hereunder any of the matters described as adverse or as a violation of any Environmental Law in the Environmental Report.
     Section 4.13 Notice of Environmental Defects. If Buyer discovers any Environmental Defect, Buyer shall notify Seller thereof prior to the expiration of the Environmental

Examination Period. To be effective, such notice shall be in writing and shall include (i) a description of the alleged Environmental Defect(s), (ii) the Assets affected thereby, (iii) the value of the Assets subject to the alleged Environmental Defect(s) (which shall be the Allocated Value thereof, if specified, or based upon the Allocated Value of the affected Assets), (iv) documentation sufficient to reasonably support the asserted Environmental Defect(s) and (v) the amount which Buyer reasonably believes is the Lowest Cost Response to cure the alleged Environmental Defect(s) and the computations and information upon which Buyer’s belief is based. Any matters that may otherwise constitute Environmental Defects but that are not specifically disclosed to Seller in accordance with the foregoing prior to the expiration of the Environmental Examination Period shall be deemed to have been waived by Buyer.
     Section 4.14 Remedies for Environmental Defects. Seller shall have the option, but not the obligation, to attempt to cure any Environmental Defect. In the event that any Environmental Defect is not cured on or before Closing, Seller may, at its sole election:
     (a) indemnify Buyer against all liability, loss, cost and expense resulting from such Environmental Defect (in an amount not to exceed the Allocated Value of the Assets that are subject to such Environmental Defect), in which event the Parties shall proceed to Closing and the Assets that are subject to such Environmental Defect shall be conveyed by Seller to Buyer subject to such Environmental Defect, with no payment or settlement at the Closing as a result of such Environmental and no reduction or adjustment to the Purchase Price;
     (b) credit Buyer pursuant to Section 8.02(b)(ii), and subject to Section 4.15, with an amount equal to the Lowest Cost Response to cure such Environmental Defect agreed upon by Seller and Buyer (which agreement Buyer and Seller shall use good faith efforts to reach), in which event the Parties shall proceed to the Closing and the Assets that are subject to such Environmental Defect shall be conveyed by Seller to Buyer subject to such Environmental Defect and Buyer shall pay to Seller the Purchase Price as so adjusted (such adjustment being herein referred to as the “Environmental Defect Amount”); or
     (c) retain the Assets subject to such Environmental Defect and reduce the Purchase Price by an amount equal to the Allocated Value (or portion thereof allocable thereto) of such Assets, in which event the Parties shall proceed to the Closing and the Assets that are subject to such Environmental Defect shall be retained by Seller and Buyer shall pay to Seller the Purchase Price as so adjusted.
If Seller has elected pursuant to clause (b) above to reduce the Purchase Price by an agreed amount for the Lowest Cost Response to cure to such Environmental Defect, but Buyer and Seller have failed to agree on such Environmental Defect Amount by the then scheduled Closing Date, then Seller shall elect to proceed with respect to such Environmental Defect under clause (a) or (c) above. In addition to the foregoing remedies, if the sum of all Environmental Defect Amounts exceeds 10% of the Purchase Price, either Party shall have the right to terminate this Agreement.

     Section 4.15 Limitations. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies available to Buyer for Environmental Defects if the sum of all Environmental Defect Amounts does not exceed $1,000,000, (ii) in the event that the sum all Environmental Defect Amounts exceeds $1,000,000, then any adjustments to the Purchase Price or other remedies provided by Seller pursuant to Section 4.14 shall be applicable only to the portion thereof that exceeds $1,000,000, and (iii) Section 4.14 (as limited by this Section 4.15) shall, to the fullest extent permitted by applicable law, be the exclusive right and remedy of Buyer with respect to any Environmental Law or other environmental matter with respect to the Assets or Seller’s breach of any warranty with respect to Environmental Laws (including Section 5.(l) hereof) and Buyer waives any and all other rights, rights at law or in equity with respect thereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Section 5.01 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:
     (a) Organization. Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.
     (b) Qualification. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.
     (c) Authorization. The execution and delivery by Seller of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite corporate action. To the best of Seller’s knowledge, other than as set forth on Schedule 5.01(c) and other than routine consents of Governmental Authorities customarily obtained post-Closing, Seller is not required to (i) give any notice to, make any filing with, or obtain any authorization, consent, or approval from any Governmental Authority or (ii) obtain any consent from any other third party (in each case) in order for Seller to consummate the transactions contemplated by this Agreement, except (in each case) for those the absence of which could not reasonably be expected to have a Material Adverse Effect.
     (d) Enforceability. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether such principles are considered in a proceeding at law or in equity.
     (e) Noncontravention. To the best of Seller’s knowledge, except where same could not reasonably be expected to have a Material Adverse Effect and assuming compliance with all consent requirements and preferential rights to purchase or similar rights applicable to the transactions contemplated hereby and the release at the Closing of the mortgage and security interests upon the Assets securing Seller’s credit facilities, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under: (i) any applicable law, (ii) the organizational documents of Seller, or (iii) any material contract of Seller.
     (f) Litigation. Except for the action described on Schedule 5.01(f) (the “Scheduled Lawsuit”), there are no actions at lawsuits in equity or arbitral proceedings before or by any court, tribunal or Governmental Authority that are pending or, to the best of Seller’s knowledge, threatened in writing, against Seller that are attributable to Seller’s ownership of the Assets.
     (g) Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.
     (h) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the best of Seller’s knowledge threatened against Seller or any Affiliate of Seller.
     (i) Taxes. With respect to all ad valorem, severance and production, taxes imposed or assessed with respect to, measured by, charged against or attributable to the Assets or the production of Hydrocarbons therefrom (“Taxes”), to the best of Seller’s knowledge: (i) all reports, returns, statements and other similar filings (collectively, “Tax Returns”) required to be filed by Seller with respect to such Taxes have been timely filed with the appropriate Governmental Authorities, (ii) such Tax Returns are true and correct in all material respects, (iii) all Taxes reported on such Tax Returns that have become due and payable have been duly paid, except to the extent being disputed in good faith, (iv) there are no administrative proceedings or lawsuits pending against the Assets by any Governmental Authority with respect to such Taxes and (v) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.
     (j) Lease Maintenance. To the best of Seller’s knowledge, the Leases are in full force and effect in all material respects as to all lands and depths described therein, except as noted in Exhibit A, and all rents, rentals, shut-in royalties, overriding royalties and other royalties with respect to the Leases that have become due and payable as of the Effective Time have been duly paid (other than royalties held in escrow or suspense accounts). Since the Effective Time, Seller has received no notice of default or claimed default with respect to any material obligations with respect to the Leases.
     (k) Hydrocarbon Sales. To the best of Seller’s knowledge, (x) Seller is not obligated by virtue of: (i) a prepayment arrangement under any contract for the sale of Hydrocarbons and containing a “take or pay” provision, (ii) a production payment, or (iii) any other arrangement, other than gas balancing arrangements, to deliver

Hydrocarbons produced from the Assets at some future time without then or thereafter receiving payment for the production commensurate with Seller’s ownership in and to the Assets, and (y) Seller is not subject to any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Assets in excess of the contract requirements, except, in either case (x) or (y) where same could not reasonably be expected to have a Material Adverse Effect.
     (l) Environmental Matters. As of the date of this Agreement, Seller has not (and to the best of Seller’s knowledge no third party operator has) received any written notice of violation of any Environmental Laws relating to the Assets where such violation has not been previously cured or otherwise remediated.
     (m) Compliance with Laws To the best of Seller’s knowledge, the Assets have been operated in accordance with all laws, orders, rules and regulations (other than Environmental Laws) of all Governmental Authorities having or asserting jurisdiction relating to the ownership and operation thereof, including the production of all Hydrocarbons attributable thereto, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. To the best of Seller’s knowledge, all necessary governmental certificates, consents, permits, licenses or other authorizations with regard to the ownership or operation of the Assets (other than those required pursuant to Environmental Laws) have been obtained and no violations exist or have been recorded in respect of such licenses, permits or authorizations, except where the failure to so obtain, or such violation, could not reasonably be expected to have a Material Adverse Effect. Since the Effective Time, Seller has not (and to the best of Seller’s knowledge no third party operator has) received any written notice of any such violation that could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, Seller makes no representation or warranty in this Section 5.01(n) with respect to any Environmental Law.
     (n) Contracts. To the best of Seller’s knowledge, Exhibit A lists all Material Contracts. Since the Effective Time, Seller has not received any written notice alleging breach of such Material Contracts or any joint operating agreement (in each case) where such breach could reasonably be expected to have a Material Adverse Effect.
     (o) Adverse Changes. From the Effective Time to the date hereof, (i) the Assets, viewed as a whole, have not experienced any material adverse change, other than changes in the ordinary course of operation, changes that result from depletion in the ordinary course of operation, and changes that result from variances in markets for the Hydrocarbons, and (ii) none of the Assets has suffered any material destruction, damage or loss.
     (p) AFE’s. To the best of Seller’s knowledge, Schedule 5.01(p) contains a true and correct list as of the Effective Time of all material authorities for expenditures (collectively, “AFEs”) to drill or rework Wells or for capital expenditures with respect to the Assets that have been proposed by any person having authority to do so. For the purposes of this subsection an AFE shall be material if, net to Seller’s interest, such AFE exceeds $100,000 and such AFE is currently valid and outstanding.

     (q) Federal Statutes. Seller is not a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or an “affiliate” of a “subsidiary” of a “holding company,” or a “public-utility company” within the meaning of the Public Utility Holding Company Act of 2005, as amended. No consent is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978, as amended. Seller is not an interstate pipeline company within the meaning of the Natural Gas Act of 1938. Seller is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.
     (r) Preferential Purchase Rights. Other than as set forth in Schedule 4.07, Schedule 5.01(r) sets forth those preferential rights to purchase or similar rights that are applicable to the transactions contemplated hereby.
     (s) Imbalances. Schedule 5.01(s) sets forth all material Imbalances associated with the Assets as of the dates set forth on such Schedule.
     Section 5.02 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:
     (a) Organization. Buyer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.
     (b) Qualification. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.
     (c) Authorization. The execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite corporate action. The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval from any Governmental Authority in order to consummate the transactions contemplated by this Agreement except for those the absence of which could not reasonably be expected to have a Material Adverse Effect.
     (d) Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether such principles are considered in a proceeding at law or in equity.
     (e) Noncontravention. To the best of Buyer’s knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under: (i) any applicable law, (ii) the organizational documents of Buyer, or (iii) any material contract of Buyer, except in each case (i) through (iii) where same is not reasonably be expected to have a Material Adverse Effect.
     (f) Litigation. There are no actions at lawsuits in equity or arbitral proceedings before or by any court, tribunal or Governmental Authority that are pending or, to the best of Buyer’s knowledge, threatened against Buyer that could reasonably be expected to have a Material Adverse Effect.
     (g) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.
     (h) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the best of Buyer’s knowledge threatened against Buyer or any Affiliate of Buyer.
     (i) Qualifications. Buyer is now, and after Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets.
     (j) Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Purchase Price to Seller at the Closing.
     (k) Investment. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent valuation and due diligence investigation of the Assets. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order. Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities.
ARTICLE VI
PRE-CLOSING OBLIGATIONS
     Section 6.01 Access. Buyer hereby agrees to defend, indemnify, release, protect, save and hold harmless the Seller Indemnitees from and against any and all Claims arising out of or relating to the access to Seller’s premises, the Files or Assets by Buyer, its Affiliates, officers, employees, agents and advisors in connection with this Agreement or any due diligence activity conducted by Buyer or any of Buyer’s Affiliates, officers, employees, agents or advisors.
     Section 6.02 Title Matters. Prior to Closing, Seller shall not, without the prior consent of Buyer, transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any Assets, except for (i) sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices, or (ii) transfers, farmouts, sales, or other similar dispositions of Assets, in one or more transactions, not exceeding $25,000 of consideration (in any form), in the aggregate.
     Section 6.03 Operations. During the period commencing on the date hereof and terminating upon the Closing or the termination of this Agreement, Seller shall not, without Buyer’s prior consent, (i) propose any operation with respect to the Assets reasonably expected to cost Seller in excess of $100,000, (ii) consent to any operation with respect to the Assets reasonably expected to cost Seller in excess of $100,000 that is proposed by any third party and for which consent may be given after the Closing Date, (iii) enter into any contract with a term in excess of 1 year, or (iv) reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held in connection with the Assets, except in each case of subsections (i) through (iii) above, where such operation is (a) in connection with an AFE listed in Schedule 5.01(p), (b) in response to an emergency, or (c) is necessary to maintain, or prevent forfeiture of, an interest in any Asset.
     Section 6.04 Knowledge of Breach. Each Party shall immediately notify the other upon becoming aware that any representation or warranty of the other Party set forth in this Agreement is or has become untrue, or any covenant or agreement to be performed has been breached or not performed in accordance with this Agreement. Notwithstanding any provision herein to the contrary: (i) each Party shall be deemed to have waived, and neither Party shall assert, any Claim with respect to a breach of representation or warranty of which it was aware prior to the date of this Agreement; (ii) after the Closing Deadline, neither Party shall have the right to assert any breach of representation, warranty, covenant or agreement as an unfulfilled condition to Closing pursuant to Section 7.01 or 7.02; and (iii) as of Closing, each Party shall be deemed to have waived, and neither Party shall assert, any Claim with respect to breach of any representation, warranty, covenant or agreement of which it was aware but did not assert prior to Closing; provided that, for the purposes of this Section 6.04, neither Party shall be deemed to have been aware of any breach of any representation, warranty, covenant or agreement if none of the officers or managers of such Party had actual knowledge of such breach.
     Section 6.05 HSR Act. If applicable, within ten (10) business days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder. Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and shall promptly furnish all information to the other party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby.

ARTICLE VII
CONDITIONS TO CLOSING
     Section 7.01 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transaction provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:
     (a) Representations. The representations and warranties of Buyer herein contained shall either (i) be true and correct on the Closing Deadline as though made on and as of such date, or (ii) if not so true and correct, were either not asserted by Seller as of the Closing Deadline or were cured by Buyer as of the Closing Date, unless in either case (i) or (ii) such failure to be true and correct could not reasonably be expected to have a Material Adverse Effect.
     (b) Performance. Buyer shall either (i) have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing Deadline or (ii) if not so performed, were either not asserted by Seller as of the Closing Deadline or were cured by Buyer as of the Closing Date, unless in either case (i) or (ii) such failure to be true and correct could not reasonably be expected to have a Material Adverse Effect.
     (c) Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
     (d) Execution and Delivery of Closing Documents. Buyer shall have executed, acknowledged and delivered, as appropriate, to Seller all closing documents described in Section 8.04.
     (e) HSR Act. If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received, or a consent order issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities.
     Section 7.02 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:
     (a) Representations. The representations and warranties of Seller herein contained shall either (i) be true and correct on the Closing Deadline as though made on and as of such date, or (ii) if not so true and correct, were either not asserted by Buyer as of the Closing Deadline or were cured by Seller as of the Closing Date, unless in either case (i) or (ii) such failure to be true and correct could not reasonably be expected to have a Material Adverse Effect.
     (b) Performance. Seller shall either (i) have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing Deadline or (ii) if not so performed, were either not asserted by Buyer as of the Closing Deadline or were cured by Seller as of the Closing Date, unless in either case (i) or (ii) such failure to be true and correct could not reasonably be expected to have a Material Adverse Effect.
     (c) Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
     (d) Execution and Delivery of Closing Documents. Seller shall have executed, acknowledged and delivered, as appropriate, to Buyer all closing documents described in Section 8.03.
     (e) HSR Act. If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received, or a consent order issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities.
ARTICLE VIII
CLOSING
     Section 8.01 Time and Place of Closing. If the conditions referred to in Article VII of this Agreement have been satisfied or waived in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller: 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508. The day on which the Closing occurs (the “Closing Date”) shall be June 29, 2007, or earlier or later date as is agreed upon by the mutual consent of the Parties.
     Section 8.02 Adjustments to Purchase Price at Closing.
     (a) At the Closing, the Purchase Price shall be increased by Seller’s good faith estimate (as set forth in a statement delivered to Buyer not later than 3 days prior to Closing) of the following amounts:
     (i) all costs and expenses (including royalties, production taxes, capital expenditures, lease operating expenses and overhead) paid by Seller that are (x) attributable to the Assets, and (y) attributable to any period of time from and after the Effective Time;
     (ii) the Overhead Costs;
     (iii) the value of all Hydrocarbons produced from or attributable to the Leases or Wells prior to the Effective Time that are in storage prior to sale, upstream of the sales metering point or within processing plants as of the Closing Date;
     (iv) the sum of all Title Benefit Amounts (subject to Section 4.06); and
     (v) any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

     (b) At the Closing, the Purchase Price shall be decreased by Seller’s good faith estimate (as set forth in a statement delivered to Buyer not later than 3 days prior to Closing) of the following amounts:
     (i) the amount of all proceeds actually received by Seller with respect to the Assets that are attributable to the period of time from and after the Effective Time (but in no event including Hydrocarbons produced prior to the Effective Time);
     (ii) the sum of all Title Defect Amounts (subject to Section 4.06) with respect to Assets pursuant to Section 4.04(b) and the sum of all Environmental Defect Amounts (subject to Section 4.15) with respect to the Assets pursuant to Section 4.14(b);
     (iii) the Allocated Value of any Assets removed from the transaction pursuant to Section 4.04(c), Section 4.07 or Section 4.14(c);
     (iv) the amount provided for in Section 12.02(c); and
     (v) any other amount provided for in this Agreement or agreed upon by Seller and Buyer.
     Section 8.03 Actions of Seller at Closing. At the Closing, Seller shall:
     (a) execute, acknowledge and deliver to Buyer (or, upon Buyer’s request, to a wholly owned Affiliate of Buyer) the Assignment, Bill of Sale and Conveyance substantially in the form of Exhibit D (the “Assignment”) and such other conveyances, assignments, transfers, bills of sale and other instruments (in form and substance mutually agreed upon by Buyer and Seller) as may be necessary or desirable to convey the Assets to Buyer, as well as to deliver any additional seismic or geophysical data that Buyer has agreed to acquire and Seller has agreed to transfer, for which Buyer has paid all required transfer fees, penalties or other consideration and has satisfied all necessary conditions, and obtained all necessary consents, for same to be transferred to Buyer, prior to the Closing (the “Third Party Seismic Data”);
     (b) deliver to Buyer possession of the Assets (except as set forth in Section 9.03) and the Third Party Seismic Data, if any;
     (c) deliver to Buyer releases of any mortgages and terminations of any security interests (in each case) securing Seller’s credit facilities; and
     (d) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.
     Section 8.04 Actions of Buyer at Closing. At the Closing, Buyer shall:
     (a) execute and acknowledge (or, if Buyer has requested that the Assignment be delivered to Buyer’s Affiliate in accordance with Section 8.03(a), cause its Affiliate to execute and acknowledge) the Assignment and such other conveyances, assignments, transfers, bills of sale and other instruments (in form and substance mutually agreed upon by Buyer and Seller) as may be necessary or desirable to convey the Assets, and any Third Party Seismic Data, to Buyer;
     (b) deliver to Seller the Adjusted Purchase Price by wire transfer as set forth in Section 3.01;
     (c) take possession of the Assets and any Third Party Seismic Data; and
     (d) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.
     Section 8.05 Obligation to Close. Either Party shall have the right to specific performance in the event of breach by the other Party of its obligation to perform its Closing obligations in Sections 8.03 and 8.04, respectively, upon satisfaction of the conditions to Closing set forth in Sections 7.01 or 7.02, respectively. In no event shall either Party be entitled to recover consequential, indirect or punitive damages (including lost profits or loss of business opportunity) as a result of breach of a Party’s Closing obligations.
ARTICLE IX
POST-CLOSING OBLIGATIONS
     Section 9.01 Post-Closing Adjustments to Purchase Price. Seller shall prepare within 120 days after the Closing Date and furnish to Buyer a final accounting statement setting forth the adjustments and pro-rating of any amounts provided for in Article VIII or elsewhere in this Agreement. Buyer shall within 30 days after receipt of such statement deliver to Seller a written report containing any changes that Buyer proposes be made to such statement. The Parties shall undertake to agree on the final adjustment amounts, and such final adjustment amounts shall be paid by Buyer or Seller, as appropriate, not later than 30 days after such agreement. During the foregoing periods, either Party may at its own expense audit the other Party’s books, accounts and records relating to production proceeds, operating expenses and taxes paid that may have been adjusted on account of this transaction. Such audit shall be conducted so as to cause a minimum of inconvenience to the audited Party. The occurrence of the Closing shall not relieve either Party of its obligation to account to the other Party after the Closing with respect to amounts that are received or become due after the Closing and that are properly payable or chargeable to either Party pursuant to any provision of this Agreement.
     Section 9.02 Operation of the Assets After Closing. It is expressly understood and agreed that Seller shall not be obligated to continue operating any of the Assets following the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets following the Closing. Seller does not warrant or guarantee that Buyer will become the operator under any applicable joint operating agreement(s). Without implying any obligation on Seller’s part to continue operating any Assets after the Closing, if Seller continues to operate any Assets following the Closing at the request of Buyer or any third party working interest owner, due to constraints of applicable joint operating agreement(s), failure of a successor operator to take over operations or other reasonable cause, such continued operation by Seller shall be for the account of Buyer and at the sole risk, cost and expense of Buyer (including Seller’s overhead).
     Section 9.03 Files. Seller shall deliver the Files to Buyer within 30 days after the Closing.
     Section 9.04 Further Cooperation. After the Closing, each Party at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets to be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets to be made by the proper Party hereunder.
     Section 9.05 Document Retention.
     (a) Subject to the provisions of Section 9.05(b), Buyer agrees, and will cause its assigns to agree, that the Documents shall be open for inspection by representatives of Seller at reasonable times and upon reasonable notice during regular business hours for a period of 6 years following the Closing Date (or for such longer period as may be required by law or Governmental Authorities), and that Seller may during such period at its expense make such copies thereof as it may reasonably request. Seller agrees, and shall cause its assigns to agree, that such documents and material as shall be retained by Seller and its assigns and that are related to the Assets (other than privileged, proprietary or confidential data or tax returns or other confidential tax information) shall be open for inspection by representatives of Buyer at reasonable times and upon reasonable notice during regular business hours for a period of 6 years following the Closing Date and that Buyer may during such period at its expense make such copies thereof as it may reasonably request.
     (b) Destruction. Without limiting the generality of the foregoing, for a period of 6 years after the Closing Date (or for such longer period as may be required by law or by Governmental Authorities), Buyer shall not, and shall cause its assigns to agree that they shall not, destroy or give up possession of any original or final copy of the Documents without first offering Seller the opportunity, at Seller’s expense (without any payment to Buyer), to obtain such original or final copy or a copy thereof. After the conclusion of such period, Buyer shall, and shall cause its assigns to agree that they shall, offer to deliver to Seller, at Seller’s expense (without any payment to Buyer), the Documents prior to destroying the same.
     Section 9.06 Suspense Accounts. At Seller’s option, Seller shall have the right at or after Closing to transfer to Buyer all funds held by Seller in suspense related to proceeds of production and attributable to third parties’ interests in the Leases or Hydrocarbon production from the Leases, including funds suspended awaiting minimum disbursement requirements, funds suspended under division orders and funds suspended for title and other defects. If such funds are transferred to Buyer, Buyer agrees to administer all such accounts and assume all payment obligations relating thereto in accordance with all applicable laws, rules and regulations, and shall be liable for the payment thereof to the proper parties and such obligations shall become part of the Assumed Obligations.
     Section 9.07 Imbalances. Effective as of the Closing, Buyer shall succeed to and assume the position of Seller with respect to the Imbalances set forth in Schedule 5.01(c), and as a result of the foregoing (a) Buyer shall be entitled to receive any and all benefits and shall bear any and all burdens of such Imbalances, and (b) Seller shall have no further rights or obligations with respect to such Imbalances.
ARTICLE X
TERMINATION
     Section 10.01 Right of Termination. This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing:
     (a) by mutual consent of the Parties;
     (b) by either Party if the Closing shall not have occurred on or before June 29, 2007; provided, however, that no Party can so terminate this Agreement if such Party is at such time in breach of this Agreement;
     (c) by Seller, at Seller’s option, in the event the conditions set forth in Section 7.01 are not satisfied to the satisfaction of Seller at or prior to the Closing Date;
     (d) by Buyer, at Buyer’s option, if the conditions set forth in Section 7.02 are not satisfied to the satisfaction of Buyer at or prior to the Closing Date; or
     (e) by either Party pursuant to the last sentence of Section 4.04 or if any court or Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein.
     Section 10.02 Effect of Termination. In the event that the Closing does not occur as a result of either Party exercising its right not to close pursuant to Section 10.01, then this Agreement shall thereafter be null and void and neither Party shall have any rights or obligations under this Agreement, except that nothing herein shall relieve any Party from liability for any breach hereof occurring prior to such termination. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party including reasonable attorney’s fees, in addition to any other relief to which such Party may be entitled; provided, however, and notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any punitive, indirect or consequential damages.

ARTICLE XI
ASSUMPTION AND INDEMNIFICATION
     Section 11.01 Assumption and Indemnity. As of the Closing, but subject to Seller’s indemnity obligation in this Article XI, Buyer assumes all obligations that are attributable to the ownership or operation of the Assets (or incurred by Seller in its role as Buyer’s nominee under Section 4.09 or in its role as operator under Section 9.02), whether arising prior to or after the Effective Time, including without limitation (i) all obligations (whether arising by statute, regulation, court order or by contract) to properly plug and abandon all wells and remove all related equipment now located on the land covered by or attributable to the Leases or Wells or hereafter placed thereon, and all such obligations to cleanup and restore such lands, (ii) all taxes, including ad valorem taxes, attributable to the Assets or Hydrocarbons produced therefrom, (iii) all liabilities attributable to the Assets arising from, attributable to, or alleged to be arising from or attributable to, a violation of, or the failure to perform any obligation imposed by any Environmental Law, and (iv) the obligations and liabilities described in Exhibit E (except as provided in the following sentence, such assumed obligations and liabilities described above in this Section 11.01 being hereinafter collectively referred to as the “Assumed Obligations”). Notwithstanding anything herein to the contrary, the Assumed Obligations shall not include the Scheduled Lawsuit.
     Section 11.02 Indemnification by Buyer. Subject to Seller’s indemnity obligation in Section 11.03, From and after Closing, Buyer shall defend, release, indemnify and hold harmless Seller, its officers, directors, employees, agents, representatives, affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all Claims caused by, arising from, attributable to, or alleged to be caused by, arising from or attributable to (i) the Assumed Obligations, or (ii) the breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement.
     Section 11.03 Indemnification by Seller. From and after Closing, Seller shall defend, release, indemnify and hold harmless Buyer, its officers, directors, employees, agents, representatives, parents, affiliates, subsidiaries and successors (collectively, the “Buyer Indemnitees”) from and against any and all Claims caused by, arising from or attributable to (i) Seller’s ownership or operation of the Assets prior to the Effective Time, including the Scheduled Lawsuit, but excluding any Claims with respect to any Non-Indemnified Obligation, or (ii) the breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement.
     Section 11.04 Limitations. Notwithstanding anything herein to the contrary (a) Seller shall incur and have no obligation or liability to the Buyer or Buyer Indemnitees under this Agreement (i) where Buyer fails to provide Seller written notice of the Claim giving rise to such obligation or liability within 90 days following that point in time when Buyer had actual or constructive knowledge of the existence of such Claim, (ii) where the aggregate total of all such Claims is less than 3% of the Purchase Price or to the extent that such aggregate total exceeds 25% of the Purchase Price, or (iii) with respect to Claims, notice of which is provided by Buyer to Seller later than six months after the Closing Date; or (b) in the event that the aggregate total of all such Claims exceeds 3% of the Purchase Price and does not exceed 25% of the Purchase

Price, then Seller’s obligations hereunder shall be limited to that portion of such Claims that exceeds 3% of the Purchase Price and does not exceed 25% of the Purchase Price.
     Section 11.05 Negligence and Fault. THE DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS AGREEMENT (INCLUDING SECTIONS 7.01, 11.02 AND 11.03), SHALL ENTITLE THE INDEMNIFIED PARTY TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY OR BY A PRE-EXISTING CONDITION.
     Section 11.06 Exclusive Remedy. Each of the Parties acknowledges and agrees that, from and after Closing, its sole and exclusive remedy with respect to any and all Claims pursuant to or in connection with this Agreement, relating to the Assets, or relating to the purchase and sale of the Assets by Buyer and Seller, respectively, shall be limited to the indemnification provisions set forth in this Agreement, and in furtherance of the forgoing, each of the Parties hereby waives, to the fullest extent permitted under any applicable law, any and all right or Claim it may have against the other except as provided in this Article XI.
     Section 11.07 Expenses. Notwithstanding anything herein to the contrary, the foregoing defense, release, indemnity and hold harmless obligations shall not apply to, and each Party shall be solely responsible for, all expenses, including due diligence expenses, incurred by it to consummate the transactions contemplated by this Agreement.
     Section 11.08 Survival. The obligations of the Parties under this Article XI shall survive the Closing.
ARTICLE XII
LIMITATIONS ON REPRESENTATIONS AND WARRANTIES
     Section 12.01 Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. BUYER ACKNOWLEDGES THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 4.01(b) AND SECTION 5.01 OF THIS AGREEMENT, SELLER HAS NOT MADE, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (B) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, AND (C) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT AS AND TO THE

EXTENT EXPRESSLY SET FORTH IN SECTION 4.01(b) AND SECTION 5.01 OF THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE TIME OR THE CLOSING DATE, AND (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 4.01(b) AND SECTION 5.01 OF THIS AGREEMENT, THE ASSETS SHALL BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR SHALL MAKE PRIOR TO CLOSING SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 12.01 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.
     Section 12.02 Casualty Loss.
     (a) Except as set forth in Section 12.02(c), Buyer hereby assumes all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until Closing, including for production of Hydrocarbons through normal depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well), the depreciation of personal property due to ordinary wear and tear, or any diminution of value resulting from industry-wide or regional fluctuation in markets or economies.
     (b) If after the Effective Time and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof.
     (c) In the event of any loss described in Section 12.02(b), the Purchase Price shall be reduced at the Closing by the amount of all sums paid to Seller by third parties, up to the Allocated Value thereof, by reason of the destruction or taking of such Assets and Seller shall assign, transfer and set over unto Buyer all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such destruction or taking. Notwithstanding anything to the contrary in this Section 12.03, Seller shall not be obligated to carry or maintain, and shall have no obligation or liability to Buyer for the failure to carry or maintain, any insurance coverage with respect to any of the Assets; provided, however, the foregoing shall not operate to modify Seller’s obligations under Section 6.03(iv) hereof.

ARTICLE XIII
MISCELLANEOUS
     Section 13.01 1031 Exchange.
     (a) Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in Section 1.1031(k)-l(g)(4)(v) of the Treasury Regulations) designated by Seller to accomplish this Closing, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”). If Seller so elects, Seller may assign its rights under this Agreement to the 1031 Assets to the QI. Buyer hereby (i) consents to Seller’s assignment of its rights in this Agreement with respect to the 1031 Assets, and (ii) if such assignment is made, agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by Seller. Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not release either Party from any of its respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement. Neither Party represents to the other that any particular tax treatment will be given to either Party as a result of such Like-Kind Exchange. Buyer shall cooperate with Seller in connection with such Like-Kind Exchange but shall not be obligated to pay any additional costs or incur any additional obligations as a result thereof.
     (b) Buyer shall have the right to request that Seller assign all or any portion of the Assets to a QI designated by Buyer in order for such QI to effect a Like-Kind Exchange for Buyer with respect to such Assets and other assets. Such assignment of such Assets shall not release either Party from any of its respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement. Neither Party represents to the other that any particular tax treatment will be given to either Party as a result of such Like-Kind Exchange. Seller shall cooperate with Buyer in connection with the assignment of such Assets to effect such Like-Kind Exchange but shall not be obligated to pay any additional costs or incur any additional obligations as a result thereof.
     Section 13.02 Transfer Taxes. All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.
     Section 13.03 Entire Agreement. This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement as being supplemented, amended altered, modified, waived or terminated.
     Section 13.04 Waiver. No waiver of any of the provisions of this Agreement or rights hereunder shall be deemed or shall constitute a waiver of any other provisions hereof or right hereunder (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 13.05 Publicity. Each Party shall consult with the other Party prior to making any public release concerning this Agreement or the transactions contemplated hereby and, except as required by applicable law or by any Governmental Authority or stock exchange, no Party shall issue any such publicity or other release without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.
     Section 13.06 No Third Party Beneficiaries. Except with respect to the Persons included within the definition of Seller Indemnitees or Buyer Indemnitees (and in such cases, only to the extent expressly provided herein), nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.
     Section 13.07 Assignment. Subject to Section 8.03(a) and Section 13.01(b), Buyer may not assign or delegate any of its rights or duties hereunder, without the prior written consent of Seller and any assignment made without such consent shall be void. Any assignment made by Buyer as permitted hereby shall not relieve Buyer from any liability or obligation hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.
     Section 13.08 Governing Law. This Agreement, the other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of laws that would apply the laws of another jurisdiction.
     Section 13.09 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, or by telex, facsimile or telecopy to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.

Seller:	Stone Energy Corporation
Attention: E. J. Louviere, Senior Vice President, Land
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508
Telephone number: 337-237-0410
Facsimile number: 337-237-0996
Email: louviereej@stoneenergy.com

Buyer:	Newfield Exploration Company
Attention: Dave Schaible,
Executive Vice President Operations and Acquisitions
363 N. Sam Houston Pkwy. E.
Suite 2020
Houston, Texas 77060
Telephone number: 281 847-6046
Facsimile number: 281 405-4242.
Email: dschaible@newfield.com
Either Party may, by written notice so delivered, change its address for notice purposes hereunder.
     Section 13.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     Section 13.11 Counterparts. This Agreement may be executed by the Parties by facsimile and in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. All signatures need not be on the same counterpart.
     Section 13.12 Schedules. The inclusion of any matter upon any Schedule or any Exhibit attached hereto does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.
[The remainder of this page is left intentionally blank.]

     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date hereof.

SELLER: STONE ENERGY CORPORATION
By:	/s/ David H. Welch
Name:	David H. Welch
Title:	President and Chief Executive Officer

BUYER: NEWFIELD EXPLORATION COMPANY
By:	/s/ Mark Blumenshine
Name:	Mark Blumenshine
Title:	Vice President - Land

FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE
     This First Amendment to Agreement for Purchase and Sale (this “Amendment”), is dated effective as of this 28th day of June, 2007, (the “Amendment Effective Date”) by and between Stone Energy Corporation, a Delaware corporation (“Seller”) and Newfield Exploration Company, a Delaware corporation (“Buyer”).
RECITALS:
     WHEREAS, Buyer and Seller entered into that certain Agreement between Buyer and Seller, effective as of May 13, 2007 (the “Purchase Agreement”); and
     WHEREAS, Buyer and Seller desire to amend the Agreement as provided herein.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and in the Purchase Agreement, Buyer and Seller hereby agree as follows:
AMENDMENTS:
1. Title Examination Period and Contractual Special Warranty. Section 4.01(a) of the Purchase Agreement is hereby amended by deleting the first clause of said section in its entirety and substituting the following language in lieu thereof:
Commencing on the date following the date upon which Buyer delivers to Seller the revised Exhibit C pursuant to Section 3.02 and ending on June 22, 2007 (the “Title Examination Period”),
2. Modification of Related Provisions. All references in the Purchase Agreement relating to those matters addressed in Section 1 of this Amendment are hereby amended to be consistent with the terms of such Section.
3. References. All references to the Purchase Agreement in this Amendment or any other document, instrument, agreement, or writing delivered pursuant thereto shall hereafter be deemed to refer to the Purchase Agreement as amended hereby.
4. Capitalized Terms. Capitalized terms used but not defined or amended herein shall have the meanings given thereto in the Purchase Agreement.
5. Governing Law. This Amendment, the other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of laws that would apply the laws of another jurisdiction.
6. Counterparts. This Amendment may be executed by the Parties by facsimile and in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. All signatures need not be on the same counterpart.

7. Ratification. All provisions of the Purchase Agreement not affected by the terms of this Amendment shall remain the same, and the Buyer and Seller each shall and hereby do ratify and approve the remaining terms and conditions of the Purchase Agreement.
     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Amendment Effective Date first set forth above.

SELLER: STONE ENERGY CORPORATION
By:	/s/ E. J. Louviere
Name:	E. J. Louviere
Title:	Senior Vice President, Land

BUYER: NEWFIELD EXPLORATION COMPANY
By:	/s/ W. M. Blumenshine
Name:	W. M. Blumenshine
Title:	Vice President - Land